Form N-SAR
Sub-Item 77C
Matters Submitted to a Vote of Security Holders
US Value Fund
International Equity Fund
333-106142, 811-21371

SHAREHOLDER MEETINGS (unaudited)

The proposal described below was considered at a special meeting of the Vontobel Fund Shareholders. The Meeting was held on September 19, 2003. Tabulations of the votes received on the proposal presented at the meeting with respect to Vontobel US Value Fund and Vontobel International Equity Fund appear below. Each vote reported represents a value held on the record date of the meeting.

PROPOSAL
Approve an Agreement and Plan of Reorganization by and between Janus Adviser and Vontobel Funds, Inc. on behalf of the Fund.

                                         Number of Shares         Percentage of Outstanding Shares     Percentage of Shares Voted
                    Record
Fund             Total Shares   Affirmative   Against    Abstain   Affirmative   Against   Abstain   Affirmative   Against   Abstain
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
US Value Fund      3,586,286     1,677,826    148,759    42,601       46.78%      4.15%     1.19%      89.76%        7.96%     2.28%
International
  Equity Fund      1,988,720     1,163,233     13,893     9,236       58.49%      0.70%     0.46%      98.05%        1.17%     0.78%
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